Exhibit 10.3
GAMBLER’S BONUS SWEEPSTAKES AGREEMENT
     This Sweepstakes Agreement (the “Agreement”) is made and effective as of the 31st day of March, 2005 by and between Las Vegas Gaming, Inc., a Nevada corporation, (“LVGI”) and United Coin Machine Company, a Nevada corporation (“UCMC”), with reference to the following:
WHEREAS, LVGI has developed and owns certain intellectual property rights, and
WHEREAS, UCMC is in the business of operating a slot route in Nevada, and
WHEREAS, the parties desire to commercially develop a sweepstakes game promoting UCMC’s Route Operations and its Gamblers’ Bonus slot club and slot play system deployed at UCMC’s affiliated locations (hereinafter referred to as “Licensee(s)”).
NOW THEREFORE, in consideration of the mutual covenants herein contained the parties agree as follows:
1)	Sweepstakes. UCMC and LVGI shall jointly offer to Route Licensees a free promotional giveaway ticket system (as defined in Exhibit A), hereinafter referred to as the Game. UCMC and Route Licensees shall have sole and absolute discretion in determining how Licensee’s slot players will qualify for a promotional giveaway ticket. The prizes for the Game and fees are outlined in Exhibit A. The grand prize is an aggregate payout in that multiple grand prize winners will split the pay out equally. Any changes to the prize structure must be agreed to in writing by both Parties

2)	LVGI Responsibilities. LVGI shall provide the following:
a)	A 32” LCD screen to all Licensees that agree to offer the Game.

b)	Paying all validated prize winners.

c)	Engineering support and back end database management, accounting, and reporting functions for a ticket printing system.

d)	Sales support for UCMC’s efforts to have their Licensees offer the Game.

e)	Replacement or repair of LCD screens as needed.

f)	Secure the approval of the Nevada Gaming Control Board (“Gaming”) for back end functions, specifically the system used to generate the random ticket combination, the system used to generate the random winning ticket combinations, the system used to verify the winning ticket combination, satisfy all requirements imposed by Gaming regarding the fiduciary requirements for funding the prizes, and insure compliance with all Gaming requests.
3)	UCMC Responsibilities. UCMC shall provide the following:
a)	Use commercially reasonable efforts to market the Game to Licensees.

b)	Provide LVGI with a monthly report of Game tickets issued.

c)	Pay LVGI $1 for each ticket issued within 10 (ten) calendar days of the end of the month in which the tickets were issued, less any payout of winning tickets made by UCMC during the period.

d)	Facilitate development of an on-site ticket printing system linked to UCMC’s Gamblers Bonus system, and provide the parts required at UCMC’s cost.

e)	UCMC’s will commit to the deployment of four (4) sites for the system, which will be mutually agreed upon. After the completion of a thirty (30) day trial of a fully operational system consisting of these installed sites and formal approval by Gaming , UCMC will commit to either (1) a minimum roll-out of an additional one hundred forty-six (146)

contracted or installed sites for the system within a 12-month period from the date of the trial completion; (2) relinquish all exclusivity rights to the product; or (3) with the agreement of both parties extend the trial before making a final commitment.

f)	Ensure, using all commercially reasonable efforts, that at no time will any tickets be sold or traded for any item of value.
4)	Performance. If, after one year from the completion of the trial, ticket distribution by UCMC averages less than 92 tickets per week per location during any one hundred eighty (180) day period during the term, LVGI shall have the right to terminate this Agreement by providing 60 day written notice to UCMC. Upon receipt of such notification, UCMC, within twenty (20) business days, may elect to pay the difference, exclusive of the cost of the payouts or about $0.40 per ticket, to bring the average up to 92 tickets per week per location. Upon termination by either Party, UCMC shall purchase all installed LCD screens from LVGI at the current depreciated book value. Depreciation of the LCD screens will be made over a three (3) year period from the date of purchase.
5)	Term. The term of this Agreement will commence on the Effective Date and, unless earlier terminated as provided below, will continue for a period equal to 5 years (5).
6)	Advertising. LVGI shall have the right to place advertisements on the LCD screens not to exceed 20% of each loop with the written approval of UCMC.
7)	Exclusivity. The Game, in the state of Nevada, shall be provided exclusively to UCMC for locations that operate 35 machines or less, provided that at least 150 sites have signed contracts to offer the game within 12-months of the completion of a trial. This exclusivity will continue for as long as the term and as long as the average number of sites on a 12-month basis remains above 150.
8)	Confidentiality. Each party agrees that it shall not disclose to any third party any information concerning the customers, trade secrets, methods, processes or procedures or any other confidential financial or business information of the other party which it learns during the course of its performance of this Agreement, without the prior written consent of such other party. This obligation shall survive the cancellation or other termination of this Agreement.
9)	Arbitration. Any controversy or claim arising out of or related to this Agreement, or the breach hereof, will be settled by arbitration before a panel of one arbitrator in Las Vegas, Nevada in accordance with the Commercial Arbitration Rules of the American Arbitration Association. All proceedings shall be held and a transcribed record prepared in English. The award rendered by the arbitrator shall be final, binding and conclusive upon the parties hereto and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration hearing will commence within ninety (90) days after appointment of the arbitrator. Unless the arbitrator finds that exceptional circumstances justify delay, the hearing will be completed and an award will be rendered in writing within ninety (90) days after commencement of the hearing. The arbitrator may include in the award the prevailing party’s costs of arbitration and reasonable fees of attorneys, accountants and other professionals connected with the arbitration.
10)	Assignment. Either party may assign this Agreement or delegate its duties under this Agreement to the surviving entity in a merger or consolidation in which it participates or to a purchaser of all or substantially all of its assets except that either party may not assign this Agreement or delegate its duties hereunder to such surviving entity or purchaser which is itself a competitor or an affiliate of a competitor of the other party without prior written consent. In addition, LVGI may assign this Agreement to any person to whom it transfers all or substantially all of its Proprietary Rights in the Games. Otherwise, neither party may assign any rights or delegate any responsibilities under this Agreement (other than the right to receive payments) without the other party’s prior written consent, and any attempt to do so without that consent will be void. This Agreement will bind and inure to the benefit of the parties and their respective successors and permitted assigns.

11)	Choice of Law. This Agreement shall be governed in all respects by the laws of the United States of America and the State of Nevada as such laws are applied to agreements entered into and to be performed entirely within Nevada between Nevada residents.

12)	Amendment. This Agreement may be amended or supplemented only by a writing that refers explicitly to this Agreement and that is signed on behalf of both parties.

13)	Waiver. No waiver will be implied from conduct or failure to enforce rights. No waiver will be effective unless in writing signed on behalf of the party against whom the waiver is asserted.

14)	Contingencies. Neither party will have the right to claim damages or to terminate this Agreement as a result of the other party’s failure or delay in performance due to circumstances beyond its reasonable control, including but not limited to labor disputes, strikes, lockouts, shortages of or inability to obtain labor, energy, components, raw materials or supplies, war, riot, insurrection, epidemic, acts of God, or governmental action not the fault of the nonperforming party.

15)	Severability. If any part of this Agreement is found invalid or unenforceable under any applicable law or be so held by applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole, and the remainder of this Agreement will remain in full force.

16)	Force Majeure. Non-performance by either party (other than the payment of money) under this Agreement shall be excused to the extent that performance is rendered impossible by fire, flood, earthquake, acts of God or the public enemy or acts of the government, where a party’s failure to perform is beyond the control and without the negligence of the non-performing party

17)	Indemnity and Release.
a)	Licensor agrees to indemnify and hold LVGI, its officers, employees and directors, harmless from and against any and all claims, actions, damages, liability, costs and expenses (including reasonable attorneys’ fees) arising from or out of; (i) any occurrence caused by the act or omission of Licensee, its customers, invitees, contractors, vendors or suppliers; (ii) any violation of any law, regulation or ordinance applicable to Licensee; or (iii) any breach or violation of the terms of this Agreement, except to the extent any of the foregoing is caused by the negligence or willful misconduct of LVGI, its officers, employees or directors.

b)	LVGI agrees to indemnify and hold Licensor, its officers, employees and directors harmless from and against any and all claims, actions, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) arising from or relating to (i) any occurrence caused by the act or omission of LVGI; (ii) any violation of any law, regulation or ordinance applicable to LVGI; (iii) any breach or violation of the terms of this Agreement, except to the extent any of the foregoing is caused by the negligence or willful misconduct of Licensor, its officers, employees or directors.

c)	All parties to this Agreement and their heirs, executors, administrators, successors and assigns, hereby release, remise, and forever discharge the State of Nevada, the Nevada Gaming Commission, the State Gaming Control Board, the Nevada Attorney General, and each of their members, agents, and employees in their individual and representative capacities, from any and all manner of actions, causes of action, suits, debts, judgments, executions, claims and demands whatsoever, known or unknown, in law or equity. Furthermore, all parties to this contract hereby agree to indemnify and hold harmless, the State of Nevada, the Nevada Gaming Commission, the State Gaming Control Board, the Nevada Attorney General, and each of their members, agents, and employees in their individual and representative capacities from any and all claims, suits, and actions, brought by anyone associated with this Agreement.
18)	Fees. In any arbitration or action to enforce this Agreement, the prevailing party will have the right to recover its costs and reasonable fees of attorneys, accountants and other professionals, including costs and fees on appeal.
19)	Relationship of Parties. The parties to this Agreement are independent contractors. There is no relationship of agency, partnership, joint venture, employment or franchise between the parties. Neither party has the authority to bind the other or to incur any obligation on its behalf. UCMC shall not have, and shall not represent that it has, any power, right or authority to bind LVGI, or to assume or create any obligation or responsibility, express or implied, on behalf of LVGI or in LVGI’s name, except as herein expressly permitted.
20)	Entire Agreement. This Agreement, including all Exhibits to this Agreement, which are hereby incorporated by reference, represents the entire agreement between the parties relating to its subject matter and supersedes all prior representations, discussions, negotiations and agreements, whether written or oral.
21)	Compliance Committee/Licensing Approval. LVGI and UCMC acknowledge that both parties hold privileged gaming licenses. As a result, this Agreement is subject to the approval of each party’s compliance committee prior to and during the term of this Agreement. In the event either party’s compliance committee determines, in its absolute discretion, that a continued association with the other party or its agents could be detrimental to a gaming license the company holds, the committee may terminate this Agreement immediately upon notice to the other party, without any liability whatsoever, except as to amounts previously accrued and owing. Additionally, this agreement and its on-going execution throughout the term are subject to any Nevada Gaming Controls licensing approvals, if found to be applicable.
     IN WITNESS WHEREOF, the parties have executed this Agreement through their duly authorized representatives as of the Effective Date set forth below. This agreement supersedes the one executed previously by the parties.

Effective Date of this Agreement:	March 31, 2005

Las Vegas Gaming Inc.	United Coin Machine Company

/s/ Russell R. Roth	/s/ J. Grant Lincoln
By: Russell R. Roth	By: J. Grant Lincoln
Its: Chief Executive Officer	Its: Chief Executive Officer

Exhibit A: Game Summary
1.	Game. The Gamblers Bonus Lottery promotional giveaway game will be offered in the form of a quick pick ticket in which players receive prizes for matching six out of six numbers in a random drawing of tickets between 000,000 and 999999, plus a Mega bonus ball between 0 and 25. Tickets will be provided to slot players at No Charge based off a defined and promoted winning hand combination that occurs during the normal course of play. The number of tickets provided for each event is subject to various promotional variables (such as time of day, special event, etc.) but the slot player will not be charged for receiving the opportunity to win on a weekly prize drawing promotion. This system will track the number of tickets awarded by each location participating in the promotional giveaway(s) and reports will be available for audit. The numbers used for the winning tickets will be based off a separate Gaming approved random number controller that will draw a winning combination on a weekly basis. The grand prize is an aggregate payout in that multiple winners split the grand prize equally, but in all lower prizes multiple winners will receive the same award. LVGI is financially responsible for paying all winners. UCMC shall make the payouts for players that catch any six out of six numbers with the Mega bonus ball and LVGI will reimburse UCMC on a monthly basis or UCMC may deduct these payments from the amounts owed at the end of the month for tickets issued. The Game will award the following prizes:

Catch	Payout
6 Sequential w/Mega Bonus Ball	$1,000,000.00
6 Exact without Mega Bonus Ball	$50,000.00
Any 6 with Mega Bonus Ball	$25,000.00
Any 6 without Mega Bonus Ball	$300.00
2.	Fees: UCMC shall at the end of each month pay LVGI $1.00 for each ticket distributed, less any payouts made for players that catch winning combinations in the prior month by the tenth day of the month. UCMC shall provide LVGI a report which shows the number of Licensees, tickets distributed, and payouts. LVGI shall have the right to inspect and verify winning tickets.
3.	Awards: In addition, to the payouts listed in the table, for the top three tier levels the location that sells the winning ticket will receive a bonus that is to be paid out of the insurance for the Game and/or the proceeds of the system by LVGI. The location bonuses for the system will be set at:
a.	6 Sequential with Mega Bonus Ball: $25,000 total, to be split between locations if more than one winning ticket is awarded for the same drawing. This payment will be the responsibility of LVGI.

b.	6 Exact without Mega Bonus Ball: $5,000/event, such that if multiple award tickets occur for the same drawing each location issuing a winning ticket would receive this amount. These payments will be the responsibility of LVGI.

c.	Any 6 with Mega Bonus Ball: $2,000/event, such that if multiple award tickets occur for the same drawing each location issuing a winning ticket would receive this amount. These payments will be the responsibility of LVGI.
Effective Date of this Agreement:            March 31, 2005

Las Vegas Gaming Inc.	United Coin Machine Company

/s/ Russell R. Roth	/s/ J. Grant Lincoln
By: Russell R. Roth	By: J. Grant Lincoln
Its: President	Its: Chief Executive Officer